Exhibit 3.1

CERTIFICATE OF DESIGNATION, PREFERENCES,

RIGHTS AND LIMITATIONS OF THE SERIES C

CONVERTIBLE PREFERRED STOCK OF

WHITE RIVER ENERGY CORP

The undersigned, Jay Puchir, Chief Executive Officer of White River Energy Corp (the “Corporation”), a corporation organized and existing under Chapter 78 of the Nevada Revised Statutes (the “NRS”), in accordance with the provisions of Sections NRS 78.195 and NRS 78.1955 of the NRS, does hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation by the Corporation’s Amended and Restated Articles of Incorporation, the Board of Directors adopted the following resolution determining it desirable and in the best interests of the Corporation and its shareholders for the Corporation to create a series of 1,000 shares of preferred stock designated as Series C Convertible Preferred Stock, none of which shares have been issued.

RESOLVED, that the Board of Directors designates the Series C Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

1. Certain Defined Words and Terms. Capitalized words and terms used but not otherwise defined herein have the meanings ascribed such terms in the Purchase Agreement, the form of which will be filed with the SEC on or after the Initial Issuance Date (as defined below) and is publicly available at www.sec.gov/EDGAR. For purposes of this Certificate of Designation, the following words and terms shall have the following meanings:

(a) “Certificate of Designation” means this Certificate of Designation of the Preferences, Rights and Limitations of the Series C Convertible Preferred Stock of the Corporation.

(b) “Common Stock” means (i) the Corporation’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(c) “Common Stock Equivalents” has the meaning set forth in the Purchase Agreement.

(d) “Corporation” shall have the meaning given to it in the preamble hereto.

(e) “Exempt Issuance” has the meaning set forth in the Purchase Agreement.

(f) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(g) “Holder” or “Holders” means a holder or holders of Series C.

(h) “Initial Issuance Date” means, with respect to each Holder, the date such Holder initially acquired shares of Series C.

(i) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its Subsidiaries, taken as a whole.

(j) “NRS” shall have the meaning given to it in the preamble hereto.

(k) “Person” has the meaning set forth in the Purchase Agreement.

(l) “Principal Market” has the meaning set forth in the Purchase Agreement.

(m) “Purchase Agreement” means the Securities Purchase Agreement, by and among the Corporation and Holders of the Series C from time-to-time party thereto, as amended, modified or supplemented from time to time in accordance with its terms.

(n) “SEC” has the meaning set forth in the Purchase Agreement.

(o) “Series A” has the meaning set forth in the Purchase Agreement.

(p) “Series B” has the meaning set forth in the Purchase Agreement.

(q) “Series C” has the meaning set forth in the Purchase Agreement.

(r) “Stated Value” shall mean $25,000 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Subscription Date with respect to the Common Stock.

(s) “Subscription Date” with respect to any Holder means the date as of which both the Holder and the Corporation have executed the Purchase Agreement.

(t) “Trading Day” has the meaning set forth in the Purchase Agreement.

(u) “Transfer Agent” has the meaning set forth in the Purchase Agreement.

(v) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York, NY time) to 4:00 p.m. (New York, NY time)), (or a similar organization or agency succeeding to its functions of reporting prices) (b) if no volume weighted average price of the Common Stock is reported by the Trading Market, the lowest reported price of the Common Stock on a Trading Day during the 10 Trading Days preceding such date, or (c) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors.

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2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series C Convertible Preferred Stock” (the “Series C”). The authorized number of Series C shall be 1,000 shares. Each share of Series C shall have a par value of $0.0001.

3. Ranking.

(a) Subject to the NRS, the seniority of the Series A and this Certificate of Designation, all shares of capital stock of the Corporation that are issued in the future shall be junior to the Series C with respect to any rights or privileges granted by this Certificate of Designation.

(b) Notwithstanding anything in this Certificate of Designation to the contrary, the rights of the Holders and the obligations of the Corporation under this Certificate of Designation are subject to the rights of the holder(s) of the Series A and obligations of the Corporation under the Permitted Indebtedness.

4. Dividends and Distributions. Each Holder of Series C shall be entitled to receive dividends or distributions on each share of Series C on an “as converted” into Common Stock basis as provided in Section 5 hereof when and if dividends or distributions are declared on the Common Stock by the Board of Directors.

5. Conversion. Upon the earlier to occur of (i) the effectiveness of a registration statement on Form S-1 registering the sale by the Holder of the shares of Common Stock into which such Series C is convertible (as applicable, a “Registration Statement”), and (ii) December 31, 2023 (as applicable, the “Conversion Date”), each share of Series C shall automatically convert into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 5. Notwithstanding anything herein to the contrary, any Series C which would have otherwise been converted but for the Beneficial Ownership Limitation set forth in Section 5(d) shall automatically convert as, when and to the extent that the Holder falls below the Beneficial Ownership Limitation, provided that the Holder shall provide written notice to the Corporation upon any such occurrence.

(a) Certain Conversion Matters. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion or any other events, including without limitation those set forth in Section 8. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount (as defined below).

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(b) Conversion Price. The number of shares of Common Stock issuable upon conversion of any share of Series C pursuant to Section 5(a) shall be determined by dividing (x) the Conversion Amount of such share of Series C by (y) the Conversion Price (the “Conversion Rate”):

(i) “Conversion Amount” means, with respect to each share of Series C, as of the applicable date of determination, the sum of (1) the Stated Value thereof plus (2) any accrued but unpaid dividends thereon as of such date of determination.

(ii) “Conversion Price” means, with respect to each share of Series C, as of any date of determination, the lower of (A) $1.00, and (B) an amount equal to 80% of 30-day VWAP of the Common Stock as reported on the Principal Market as of the 10th Trading Day immediately preceding the Conversion Date, as such price may be adjusted from time-to-time pursuant to the terms hereof, including, without limitation, Section 8 hereof.

(c) Mechanics of Conversion. The conversion of each share of Series C shall be conducted in the following manner:

(i) Automatic Conversion. On or before the first Trading Day following the Conversion Date, the Corporation shall transmit by electronic mail an acknowledgment of the occurrence of the Conversion Date to the Corporation’s Transfer Agent (as applicable, a “Conversion Notice”), which confirmation shall constitute an instruction to the Transfer Agent to process such conversion in accordance with the terms herein. On or before the second Trading Day or such earlier period provided by the Standard Settlement Period, the Corporation shall (1) provided that the Common Stock may be issued without any restrictive legend imposed by the Securities Act and the Transfer Agent is participating in The Depository Trust Corporation’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Common Stock must be issued with the restrictive legend or the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. Subject to Section 5(e), if the number of Series C represented by the Series C Certificate(s) submitted for conversion pursuant to Section 5(c)(iii) is greater than the number of Series C being converted, then the Corporation shall, as soon as practicable after receipt of the Series C Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Series C Certificate (in accordance with Section 16(d)) representing the number of Series C not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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(ii) Registration; Book-Entry. The Corporation shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of each share of Series C and the Stated Value of the Series C (the “Registered Series C”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Series C shall treat each Person whose name is recorded in the Register as the owner of a share of Series C for all purposes (including the right to receive payments and dividends hereunder) notwithstanding notice to the contrary. The Series C may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Series C by such Holder thereof, the Corporation shall record the information contained therein in the Register and issue one or more new Registered Series C in the same aggregate Stated Value as the Stated Value of the surrendered Registered Series C to the designated assignee or transferee pursuant to Section 16, provided that if the Corporation does not so record an assignment, transfer or sale (as the case may be) of such Registered Series C within two Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section 5, following conversion of any Series C in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Series C to the Corporation unless (A) the full or remaining number of Series C represented by the applicable Series C Certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 5(c)(iii)) or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Series C upon physical surrender of the applicable Series C Certificate. The Corporation shall maintain records showing the Stated Value and Additional Amounts converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a Series C Certificate upon conversion. If the Corporation does not update the Register to record such Stated Value and Additional Amounts (including dividends) converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Series C to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this Section 5(c)(iii), following conversion of any Series C, the number of Series C represented by such certificate may be less than the number of Series C stated on the face thereof. Each Series C Certificate shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 5(c)(iii) THEREOF. THE NUMBER OF SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 5(c)(iii) OF THE CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

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(iii) Pro Rata Conversion; Disputes. Notwithstanding anything in this Section 5 to the contrary, in the event that upon any Conversion Date under clause (i) of the definition thereof, the applicable Registration Statement registers less than all shares of Common Stock underlying the then outstanding Series C, the outstanding Series C shall be converted pro rata based on the number of Series C held by each Holder relative to the total number of Series C then outstanding without regard to the Beneficial Ownership Limitation set forth in Section 5(d). In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Series C, the Corporation shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 21.

(d) Holder’s Exercise Limitations.

(1) The Corporation shall not effect any conversion of the Series C, pursuant to this Section 5 or otherwise, to the extent that after giving effect to such issuance after conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a Group together with the Holder or any of the Holder’s Affiliates, such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and the Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series C with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, non-converted portion of the Series C beneficially owned by the Holder or any Attribution Parties and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Corporation is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 5(d) applies, the determination of whether any shares of Series C are convertible (in relation to other securities owned by the Holder together with any Attribution Parties) and of which such shares of Series C are convertible shall be in the sole discretion of the Holder, and the submission of a Conversion Notice shall be deemed to be the Holder’s determination of whether such shares of Series C are convertible (in relation to other securities owned by the Holder together with any Attribution Parties) and of which such shares of Series C are convertible, in each case subject to the Beneficial Ownership Limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any Group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series C, by the Holder and any Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Holder’s Series C. The Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of such Series C held by the Holder and the provisions of this Section 5(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation.

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(2) Notwithstanding anything to the contrary in this Certificate of Designation, shares of Series C may not be converted if such conversion results in the Holder beneficially owning (in accordance with Section 13(d) of the Exchange Act) over 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon such conversion. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Certificate of Designation results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Furthermore, the Company shall indemnify the Holder in accordance with the Purchase Agreement, if the Holder suffers any damages or claims as a result of Excess Shares being issued. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Certificate of Designation in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert this Certificate of Designation pursuant to this Section 5(d) shall have any effect on the applicability of the provisions of this Section 5(d) with respect to any subsequent determination of convertibility. The limitation contained in this Section 5(d) may not be waived and shall apply to a successor holder of this Certificate of Designation.

6. Negative Covenants. For as long as at least 25% of the Series C that were issued pursuant to the Purchase Agreement are outstanding, unless the Holders of at least a majority of the shares of Series C then outstanding shall have otherwise given their prior written consent, the Corporation shall not, and shall not permit any of its Subsidiaries (whether or not a Subsidiary on the Initial Issuance Date) to, directly or indirectly:

(a) amend its charter documents, including, without limitation, its Articles of Incorporation and Bylaws in any manner that materially and adversely affects any rights of the Holders under this Certificate of Designation;

(b) pay cash dividends or distributions on any equity securities of the Corporation and not to the Holders of the Series C;

(c) wind-up, liquidate, or dissolve, or merge or consolidate with any Person;

(d) take any action that would cause it become subject to the registration requirements of the Investment Company Act of 1940; or

(e) enter into any agreement with respect to any of the foregoing.

7. Intentionally omitted.

8. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price under Section 5(b)(ii)(A) shall be proportionately adjusted by multiplying the Conversion Price under Section 5(b)(ii)(A) by a quotient of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 8(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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(b) Subsequent Equity Sales. If, at any time while any share of Series C is outstanding, the Corporation shall issue any Common Stock, except for the Exempt Issuances, for a consideration per share or issues Common Stock Equivalents with an exercise, conversion or exchange price that is less than $0.80 (as such number may be adjusted under Section 8(a)), then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issuance price, if applicable. Common Stock issued or issuable by the Corporation for no consideration will be deemed issuable or to have been issued for $0.001 per share of Common Stock. The Corporation shall notify the Holder in writing, no later than one Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 8(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 8(b), upon the occurrence of any event specified in this Section 8(b) (any, a “Dilutive Issuance”), the Holder is entitled to receive a number of Conversion Shares based upon the Conversion Price (as adjusted in accordance with Section 8(a)) on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Conversion Price in the Conversion Notice.

(c) Purchase Rights. In addition to any adjustments pursuant to Section 8(a), if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the shares of Series C held by such Holder (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation set forth in Section 5(d)) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the beneficial ownership limitation set forth in Section 5(d), then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the beneficial ownership limitation set forth in Section 5(d)).

(d) Pro Rata Distributions. During such time as any shares of Series C are outstanding, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the Initial Issuance Date, then, in each such case, the Holders shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of its shares of Series C (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation set forth in Section 5(d)) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the beneficial ownership limitation set forth in Section 5(d), then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the beneficial ownership limitation set forth in Section 5(d)).

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(e) Fundamental Transaction. If, at any time while any share of Series C is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or Group of Persons whereby such other Person or Group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series C, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 5(d) on the conversion of the Series C), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series C is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 5(d) on the conversion of the Series C). For purposes of any such exercise, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series C following such Fundamental Transaction. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 8(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (not to be unreasonably withheld, conditioned or delayed) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for its shares of Series C a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to such shares of Series C which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of such shares of Series C (without regard to any limitations on the conversion of the Series C) prior to such Fundamental Transaction, and with an conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of such shares of Series C immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Company” or the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein. Notwithstanding anything herein to the contrary, neither the conversion of the Series C (as defined in the Purchase Agreement) nor the spin-off of Common Stock by the Corporation shall constitute a Fundamental Transaction.

(f) Calculations. All calculations under this Section 8 below shall be made to the nearest cent. For purposes of this Section 8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(g) Notice to the Holder.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 8, the Corporation shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Reserved.

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9. Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation or the Purchase Agreement, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series C above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series C and (c) shall, so long as any Series C are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Series C then outstanding (without regard to any limitations on conversion contained herein).

10. Reservation. So long as any Series C remain outstanding, the Corporation shall at all times reserve at least 100% times the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series C then outstanding (without regard to any limitations on conversions) (the “Required Minimum”). The Corporation may voluntarily increase the Required Minimum (such increase, the “Excess Shares”). The Required Minimum (including any increase in the number of shares so reserved) shall be allocated pro rata among the Holders based on the number of the Series C held by each Holder on the Subscription Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such Holder’s Series C, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series C shall be allocated to the remaining Holders of Series C, pro rata based on the number of the Series C then held by the Holders. Upon the first conversion of the Series C, the Excess Shares may be released from the reserve.

11. Voting Rights. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, the Series C shall be voted on an “as-converted” basis together with the Common Stock (treating the record date as the Conversion Date for such purpose), subject in each case to the Beneficial Ownership Limitation under Section 5(d) of this Certificate of Designation and to the provisions of the NRS. Each Holder of outstanding shares of Series C shall be entitled to notice of all shareholder meetings (or requests for written consent) in accordance with the Corporation’s Bylaws.

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12. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall, subject to and following prior payment of amounts owing to holders of Senior Stock, be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), an amount per share of Series C equal to the greater of (A) the Conversion Amount thereof on the date of such payment and (B) the amount per share such Holder would receive if such Holder converted such Series C into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders , then each Holder shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference on a pro rata basis using the number of Series C shares then outstanding. To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 12.

13. Distribution of Assets. In addition to any adjustments pursuant to Section 8, if the Corporation shall declare or make any distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including any distribution of cash or other assets or other similar transaction (the “Distributions”), then each Holder, as holders of Series C, will, subject to the rights of the holders of the Series A, be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such Holder’s right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Distribution to the extent of the Beneficial Ownership Limitation (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation, at which time or times, if any, such Holder shall be granted such rights (and any rights under this Section 13 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

14. Vote to Change the Terms of or Issue Series C. For as long as at least 25% of the shares of Series C that were issued pursuant to the Purchase Agreement are outstanding, except as may be provided for in the Purchase Agreement, and in addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Corporation’s Amended and Restated Articles of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Holders of a majority of the shares of Series C then outstanding, voting together as a single class, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, its Amended and Restated Articles of Incorporation or Bylaws, or file any Certificate of Designation or Certificate of Amendment to any series or class of shares of preferred stock, if such action would materially adversely alter or change the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series C under this Certificate of Designation, regardless of whether any such action shall be by means of Amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (b) increase; (c) without limiting any provision of Section 2, create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series C with respect to liquidation; or (d) without limiting any provision of Section 8, whether or not prohibited by the terms of the Series C, circumvent a right of the Series C under this Certificate of Designation. Any future issuance of the Series B shall not be deemed to be a circumvention of a right of the Series C.

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15. Transfer of Series C. A Holder may transfer some or all of its Series C without the consent of the Corporation, subject to compliance with Section 5 of the Securities Act of 1933.

16. Reissuance of Preferred Certificates.

(a) Transfer. If any Series C are to be transferred, the applicable Holder shall surrender the applicable Series C Certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series C Certificate (in accordance with Section 16(d)), registered as such Holder may request, representing the outstanding number of Series C being transferred by such Holder and, if less than the entire outstanding number of Series C is being transferred, a new Series C Certificate (in accordance with Section 16(d)) to such Holder representing the outstanding number of Series C not being transferred. Such Holder and any assignee, by acceptance of the Series C Certificate, acknowledge and agree that, by reason of the provisions of Section 5(c)(i) following conversion of any of the Series C, the outstanding number of Series C represented by the Series C may be less than the number of Series C stated on the face of the Series C.

(b) Lost, Stolen or Mutilated Series C Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Series C Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Series C Certificate, the Corporation shall execute and deliver to such Holder a new Series C Certificate (in accordance with Section 16(d)) representing the applicable outstanding number of Series C.

(c) Series C Certificate Exchangeable for Different Denominations. Each Series C Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Corporation, for a new Series C Certificate or Series C Certificate(s) (in accordance with Section 16(d)) representing in the aggregate the outstanding number of the Series C in the original Series C Certificate, and each such new certificate will represent such portion of such outstanding number of Series C from the original Series C Certificate as is designated by such Holder at the time of such surrender.

(d) Issuance of New Series C Certificate. Whenever the Corporation is required to issue a new Series C certificate pursuant to the terms of this Certificate of Designation, such new Series C certificate (i) shall represent, as indicated on the face of such Series C certificate, the number of Series C remaining outstanding (or in the case of a new Series C certificate being issued pursuant to Section 16(a) or Section 16(c), the number of Series C designated by such Holder which, when added to the number of Series C represented by the other new Series C certificate s issued in connection with such issuance, does not exceed the number of Series C remaining outstanding under the original Series C certificate immediately prior to such issuance of new Series C certificate), and (ii) shall have an issuance date, as indicated on the face of such new Series C certificate, which is the same as the issuance date of the original Series C certificate.

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17. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation and any of the other Purchase Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit any Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designation.

18. Attorneys Fees. If a Holder takes action to enforce the provisions of this Certificate of Designation, the prevailing party in such litigation shall pay the other parties the reasonable attorneys’ fees of one law firm and taxable costs.

19. Construction; Headings. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and the Holders and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designation are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designation. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designation instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designation. Capitalized words and terms used in this Certificate of Designation and not otherwise defined herein, shall have the meaning defined in the Purchase Agreement, unless otherwise consented to in writing by the Holders of a majority of the shares of Series C then outstanding.

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20. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all Holders and shall not be construed against any Person as the drafter hereof. Notwithstanding the foregoing, nothing contained in this Section 20 shall permit any waiver of any provision of Section 21.

21. Dispute Resolution.

(a) Submission to Dispute Resolution. In the case of a dispute relating to a Conversion Price or a fair market value or the arithmetic calculation of a Conversion Rate, (including a dispute relating to the determination of any of the foregoing), the Corporation or the applicable Holder (as the case may be) shall submit the dispute to the other party via electronic mail (i) if by the Corporation, within two Trading Days after the occurrence of the circumstances giving rise to such dispute or (ii) if by such Holder at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Corporation are unable to promptly resolve such dispute relating to such a Conversion Price or fair market value, or the arithmetic calculation of such Conversion Rate, at any time after the second Trading Day following such initial notice by the Corporation or such Holder (as the case may be) of such dispute to the Corporation or such Holder (as the case may be), then such Holder may, at its sole option, select an independent, reputable investment bank which is an SEC registered broker-dealer to resolve such dispute.

(b) Such Holder and the Corporation shall each deliver to such investment bank (i) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 21(a) and (ii) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth Trading Day immediately following the date on which such Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (i) and (ii) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either such Holder or the Corporation fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Corporation and such Holder or otherwise requested by such investment bank, neither the Corporation nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

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(c) The Corporation and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Corporation and such Holder of such resolution no later than 10 Trading Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne by the Corporation if the determination increases any amount payable to any holder or by the Holder initiating the matter if it is the same or less than the amount offered by the Corporation, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

22. Notices. The Corporation shall provide each Holder of Series C with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with Section 5.3 of the Purchase Agreement. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to this Certificate of Designation, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least 15 calendar days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

23. Governing Law; Exclusive Jurisdiction. This Certificate of Designation shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each Holder as a condition of acquiring Series C and the Corporation hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada for the adjudication of any dispute arising under this Certificate of Designation, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained in this Section 23 shall limit, or shall be deemed or construed to limit, any provision of Section 22. The Corporation and each Holder hereby irrevocably waive any right each may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Certificate of Designation or any transaction contemplated hereby.

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24. Severability. If any provision of this Certificate of Designation is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designation so long as this Certificate of Designation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

25. Amendment. This Certificate of Designation or any provision hereof (other than Section 5(d)) may be modified or amended or the provisions hereof waived with the written consent of the Corporation and the Holders of a majority of the shares of Series C then outstanding, provided that this Section 25 shall not apply to the Beneficial Ownership Limitation under Section 5(d) as to any Holder. No consideration (other than reimbursement of legal fees) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Purchase Agreement unless the same consideration also is offered to all of the parties to the Purchase Agreement. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series C Convertible Preferred Stock of White River Energy Corp to be signed by its Chief Executive Officer on this 24th day of October, 2022.

WHITE RIVER ENERGY CORP

By:	/s/ Jay Puchir
Jay Puchir
Chief Executive Officer

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EXHIBIT I

WHITE RIVER ENERGY CORP

CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series C Convertible Preferred Stock of White River Energy Corp (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the notice is hereby given of the conversion of the number of shares of Series C Convertible Preferred Stock, $0.0001 par value per share (the “Series C”), of White River Energy Corp, a Nevada corporation (the “Corporation”), indicated below into shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below. The Corporation hereby directs _________________ to issue the below indicated number of shares of Common Stock in accordance with the Certificate of Designation.

Date of Conversion:
Number of Series C to be converted
Stated Value of such Series C to be converted:
Additional Amount to be converted:
CONVERSION AMOUNT TO BE CONVERTED:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Series C are being converted to Holder, or for its benefit, as follows:

☐Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:
DTC Number:
Account Number:

Exhibit I-1

Date: ______________________, ___

Name of Registered Holder: __________________________________

By: _______________________________________

Name: ____________________________________

Title: _____________________________________

Tax ID: ___________________________________

E-mail Address: ____________________________

Exhibit I-2